Exhibit 99.1


FOR FURTHER INFORMATION:

AT THE COMPANY:                              AT EDELMAN PUBLIC RELATIONS:
Mark J. Schulte                              Kenneth G. Trantowski
President and Chief Executive Officer        Executive Vice President & General
(312) 977-3700                               Manager
                                             (312) 240-2625

FOR IMMEDIATE RELEASE
MAY 18, 2000


      BROOKDALE LIVING COMMUNITIES, INC. ANNOUNCES COMPLETION OF FORTRESS'
               PURCHASE OF COMMON STOCK FROM A MAJOR STOCKHOLDER
               -------------------------------------------------

MAY 18, 2000 -- Brookdale Living Communities, Inc. (Nasdaq: BLCI), a leading provider of senior and assisted living services to the elderly, today announced that The Prime Group, Inc. and certain of its affiliates have completed their previously disclosed sale of 3,929,350 shares of Brookdale common stock, representing approximately 39.9% of Brookdale's outstanding shares, to an affiliate of Fortress Investment Fund for an aggregate purchase price of $58,940,250, or $15 per share. In addition, Fortress today purchased from The Prime Group, Inc. and Michael W. Reschke, the principal shareholder of Prime, an additional 75,000 shares of Brookdale's common stock, which were subject to certain options, for an aggregate purchase price of $1,125,000, or $15 per share, after Mr. Reschke purchased such shares from Brookdale at $11.50 per share pursuant to vested options held by Mr. Reschke. Upon completion of the sale, Mr. Reschke today resigned from Brookdale's board of directors and as Chairman of the Board, and two of Fortress' designees, Wesley R. Edens and William B. Doniger, were elected to Brookdale's board to fill the vacancy created by Mr. Reschke's resignation and to fill the previously existing vacancy on the Board.

As previously disclosed, the transaction was approved by an independent committee of Brookdale's board based on, among other things, the execution of a standstill agreement by Fortress. The standstill agreement provides that Fortress may not acquire during its term additional Brookdale common stock or engage in other activity designed to acquire control of Brookdale, except in the context of cash tender offer for all of Brookdale's shares at not less than $15 per share, which cannot occur without the board's consent prior to July 5, 2000. The standstill agreement terminates on May 14, 2002, but may terminate earlier if Fortress acquires a majority of the Company's common stock pursuant to a cash tender offer for all of the Company's shares at a price not less than $15 per share, which tender offer may not be commenced prior to July 5, 2000 without the Board's consent.

Brookdale Living Communities, Inc. is a leading national provider of senior and assisted living services to the elderly, with 24 facilities in 14 states containing an aggregate of approximately 5,328 units in up-scale urban and suburban communities. Additional information is available on Brookdale's website at www.brookdaleliving.com.

This news release contains certain forward-looking statements. When used in this news release, the words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, such as the risks detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Mark J. Schulte, President and Chief Executive Officer, Brookdale Living Communities, Inc., 312-977-3700, or Kenneth G. Trantowski, Executive Vice President and General Manager, Edelman, 312-240-2625.